EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “EXPERTS” incorporated by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-102965) and related Prospectus of Curative Health Services, Inc. for the registration of 184,080 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of Curative Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Melville, New York

August 19, 2003